Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 16, 2021, relating to the financial statements and financial highlights, which appears in Delaware Ivy Accumulative Fund and Delaware Ivy Wilshire Global Allocation Fund’s (formerly known as Ivy Accumulative Fund and Ivy Wilshire Global Allocation Fund, respectively) Annual Report on Form N-CSR for the year ended June 30, 2021. We also consent to the references to us under the headings “Financial Statements”, “Custodial and Auditing Services” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 27, 2021